UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
ONE EARTH ENERGY, LLC
(Name of small business issuer in its charter)

Illinois	2860	20-3852246
State or jurisdiction of	Primary Standard Industrial	I.R.S. Employer Identification No.
incorporation or organization	Classification Code Number
1306 West 8th Street
Gibson City, Illinois 60936
(217) 784-4284
(Address and telephone number of principal executive offices and principal place of business)
Steve Kelly, President
1306 West 8th Street
Gibson City, Illinois 60936
(217) 784-4284
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of Communications to:
Christopher R. Sackett
Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C.
666 Grand Avenue, Suite 2000, Des Moines, Iowa 50309-2510
(515) 242-2400
     Approximate date of commencement of proposed sale to the public: As soon as practicable after November 7, 2006, our effective date.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☑
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Directors and officers of One Earth Energy may be entitled to benefit from the indemnification provisions contained in One Earth Energy’s amended and restated operating agreement and the Illinois Limited Liability Company Act. The general effect of these provisions is summarized below.
     Our amended and restated operating agreement provides that to the maximum extent permitted under the Illinois Limited Liability Company Act and any other applicable law, no member or director of One Earth Energy, LLC shall be personally liable for any debt, obligation or liability of One Earth Energy merely by reason of being a member or director or both. No director of One Earth Energy shall be personally liable to One Earth Energy or its members for monetary damages for a breach of fiduciary duty by such director; provided that the provision shall not eliminate or limit the liability of a director for the following: (1) receipt of an improper financial benefit to which the director is not entitled; (2) liability for receipt of distributions in violation of the articles of organization, amended and restated operating agreement, or the Illinois Limited Liability Company Act; (3) a knowing violation of law; or (4) acts or omissions involving fraud, bad faith or willful misconduct. To the maximum extent permitted under the Illinois Limited Liability Company Act and other applicable law, One Earth Energy, its receiver, or its trustee (however in the case of a receiver or trustee only to the extent of Company property) is required to indemnify, save, and hold harmless and pay all judgments and claims against each director relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such director or officer in connection with the business of One Earth Energy. The indemnification includes reasonable attorneys’ fees incurred by a director or officer in connection with the defense of any action based on covered acts or omissions. Attorneys’ fees may be paid as incurred, including those for liabilities under federal and state securities laws, as permitted by law. To the maximum extent permitted by law, in the event of an action by a unit holder against any director, including a derivative suit, we must indemnify, hold harmless and pay all costs, liabilities, damages and expenses of the director, including attorneys’ fees incurred in the defense of the action. Notwithstanding the foregoing provisions, no director shall be indemnified by One Earth Energy in contradiction of the Illinois Limited Liability Company Act. One Earth Energy may purchase and maintain insurance on behalf of any person in his or her official capacity against any liability asserted against and incurred by the person arising from the capacity, regardless of whether One Earth Energy would otherwise be required to indemnify the person against the liability.
     Generally, under Illinois law, a member or manager is not personally obligated for any debt or obligation of One Earth Energy solely because they are a member or manager of One Earth Energy. However, Illinois law allows a member or manager to agree to become personally liable for any or all debts, obligations, and liabilities if the amended and restated operating agreement provides. Our amended and restated operating agreement provides that no member or director of One Earth Energy shall be personally liable for any debt, obligation or liability solely by reason of being a member or director or both.
     The principles of law and equity supplement the Illinois Limited Liability Company Act, unless displaced by particular provisions of the Act.
     There is no pending litigation or proceeding involving a director, officer, employee or agent of One Earth Energy as to which indemnification is being sought. One Earth Energy is not aware of any other threatened litigation that may result in claims for indemnification by any director, officer, member, manager, employee or agent.
ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

Securities and Exchange Commission registration fee	$6,431
Legal fees and expenses	90,000
Consulting Fees	147,319
Accounting fees	30,000
Printing expenses	50,000
Blue Sky Filing Fees	6,250

Advertising	150,000

Total	$480,000

*	All of the above items except the registration fee and blue sky filing fees are estimated.
ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES
   In February, 2006, we issued and sold 855 class A units to our seed capital members at a purchase price of $1,666.67 per unit, without registering the units with the Securities and Exchange Commission. All sales were made pursuant to Rule 506 of Regulation D. Each of these sales was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) and Rule 506 of the Securities Act of 1933 as transactions by an issuer not involving a public offering. No underwriting discounts or commissions were paid in these transactions and we conducted no general solicitation in connection with the offer or sale of the securities. The purchasers of the securities in each transaction made representations to us regarding their status as accredited investors as defined in Regulation C or received the information required for non-accredited investors and made representations to us regarding their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to unit certificates and instruments issued in such transactions. All purchasers were provided a private placement memorandum containing all material information concerning our company and the offering. All purchases were made with cash and the total amount of cash consideration for those securities was $1,425,000.
ITEM 27. EXHIBITS.
3.1	Articles of Organization of One Earth Energy, LLC filed as part of the registrant’s Registration Statement filed on Form SB-2 and incorporated by reference.

3.2	Amended and Restated Operating Agreement of the registrant filed as part of the registrant’s Registration Statement filed on Form SB-2 and incorporated by reference.

3.3	First Amendment to Amended and Restated Operating Agreement of One Earth Energy, LLC filed as part of the registrant’s Registration Statement filed on Form SB-2 and incorporated by reference.

4.1	Form of Membership Unit Certificate filed as part of the registrant’s Registration Statement filed on Form SB-2 and incorporated by reference.

4.2	Form of Subscription Agreement of registrant filed as part of the registrant’s Registration Statement filed on Form SB-2 and incorporated by reference.

4.3	Amended and Restated Escrow Agreement with Busey Bank filed as part of the registrant’s Registration Statement filed on Form SB-2 and incorporated by reference.

5.1	Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as to certain securities matters.

8.1	Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as to certain tax matters.

10.1	Letter of Intent dated December 2, 2005 between One Earth Energy, LLC and Fagen, Inc. filed as part of the registrant’s Registration Statement filed on Form SB-2 and incorporated by reference.

10.2	Phase I and II Engineering Services Agreement between One Earth Energy, LLC and Fagen Engineering, LLC dated December 13, 2005 filed as part of the registrant’s Registration Statement filed on Form SB-2 and incorporated by reference.*

10.3	Option Agreement between One Earth Energy, LLC and Edward E. Tucker and Cynthia J. Tucker dated February 28, 2006 filed as part of the registrant’s Registration Statement filed on Form SB-2 and incorporated by reference.

10.4	Option Agreement between One Earth Energy, LLC and Don Maxwell dated March 13, 2006 filed as part of the registrant’s Registration Statement filed on Form SB-2 and incorporated by reference.

10.5	Consulting Agreement between One Earth Energy, LLC and Mitch Dawson dated March 23, 2006 filed as part of the registrant’s Registration Statement filed on Form SB-2 and incorporated by reference.

10.6	Option Agreement between One Earth Energy, LLC and Lisa Foster dated April 17, 2006 filed as part of the registrant’s Registration Statement filed on Form SB-2 and incorporated by reference.

10.7	Option Agreement between One Earth Energy, LLC and City of Gibson, Illinois dated April 18, 2006 filed as part of the registrant’s Registration Statement filed on Form SB-2 and incorporated by reference.

10.8	Consulting Agreement between One Earth Energy, LLC and Above Zero Media, LLC dated May 22, 2006 filed as part of the registrant’s Registration Statement filed on Form SB-2 and incorporated by reference.

10.9	Letter Agreement between One Earth Energy, LLC and Farmers Energy Incorporated (a wholly owned subsidiary of REX Stores Corporation) dated May 26, 2006 filed as part of the registrant’s Registration Statement filed on Form SB-2 and incorporated by reference.

10.10	Registration Agreement between One Earth Energy, LLC and Farmers Energy One Earth, LLC dated July 11, 2006 filed as part of the registrant’s Registration Statement filed on Form SB-2 and incorporated by reference.

10.11	Ethanol Marketing Agreement between One Earth Energy, LLC and Eco-Energy, Inc. dated September 15, 2006 filed as part of the registrant’s Registration Statement filed on Form SB-2 and incorporated by reference.

10.12	Lock-Up Agreement between One Earth Energy, LLC, Alliance Grain Co., Fisher Farmers Grain & Coal Company, Grand Prairie Co-op. Inc., Ludlow Cooperative Elevator Company and Topflight Grain Cooperative, Inc. dated November 1, 2006 filed as part of the registrant’s Registration Statement filed on Form SB-2 and incorporated by reference.

23.1	Consent of Boulay, Heutmaker, Zibell & Co., P.L.L.P. dated November 7, 2006.

*	Portions omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.
ITEM 28. UNDERTAKINGS.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
(i)	Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	To deem, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the registered securities which remain unsold at the end of the offering.

(4)	For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, to undertake that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use

SIGNATURES
     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Post-Effective Amendment No. 1 to Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Gibson, Illinois on November 17, 2006.

ONE EARTH ENERGY, LLC

Date: November 17, 2006	/s/ Steve Kelly
Steve Kelly
President & Director (Principal Executive Officer)

Date: November 17, 2006	/s/ Jack Murray
Jack Murray
Secretary/Treasurer & Director (Principal Financial and Accounting Officer)

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Date: November 17, 2006	/s/ Steve Kelly
Steve Kelly, President & Director
(Principal Executive Officer)

Date: November 17, 2006	/s/ Jack Murray
Jack Murray, Secretary/Treasurer, Director
(Principal Financial and Accounting Officer)

Date: November 17, 2006	/s/ Scott Docherty
Scott Docherty, Vice President and Director

Date:
Patrick Feeney, Director

Date: November 6, 2006	/s/ Bruce Bastert
Bruce Bastert, Director

Date:
Cary Hinton, Director

Date: November 17, 2006	/s/ Robert Landau
Robert Landau, Director

Date:
Roger Miller, Director

Date:
Patrick Quinlan, Director

Date: November 17, 2006	/s/ Louis Schwing
Louis Schwing, Jr., Director

Exhibit 5.1

Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C	666 Grand Auenue, Suit 2000 Ruan Center, Des Moines, IA 50309

November 7, 2006	direct phone: 515-242-2414
direct fax: 515-323-8514
email: johnson@brownwinick.com

Board of Directors
One Earth Energy, LLC
1306 West 8th Street
Gibson City, IL 60936
Re: 2006 Registration Statement on Form SB-2; Securities Matters
Dear Board of Directors:
In connection with the proposed offer and sale of up to 12,020 Class B units of the membership interests (the “Membership Units”) of One Earth Energy, LLC (the “Company”), we have made such legal examination and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion and have examined originals or copies of the following documents and corporate records:
1.	The Company’s Articles of Organization;

2.	The Company’s Operating Agreement, as amended;

3.	The Company’s resolutions of the Board of Directors authorizing the issuance of Membership Units; and

4.	The Company’s Registration Statement on Form SB-2, as filed by the Company on November 7, 2006, together with all pre-effective amendments thereto.
In rendering our opinions we have relied upon, with the consent of the Company and its members: (i) the representations of the Company and its members and other representatives as set forth in the aforementioned documents as to factual matters; and (ii) certificates and assurances from public officials and from members and other representatives of the Company as we have deemed necessary for purposes of expressing the opinions expressed herein. We have not undertaken any independent investigation to determine or verify any information and representations made by the Company and its members and representatives in the foregoing documents or in such certificates, and we have relied upon such information and representations in expressing our opinions.
We have assumed in rendering these opinions that no person or party has taken any action inconsistent with the terms of the above-described documents or prohibited by law.
The opinions expressed herein shall be effective only as of the date of effectiveness of the Company’s Registration Statement. The opinions set forth herein are based upon existing law and regulations, including laws of the state of Illinois, including statutory provisions and applicable provisions of the Illinois Constitution and reported judicial decisions interpreting

A Firm Commitment to Business TM	515-242-2400 phone	515-283-0231 fax	www.brownwinick.com

November 7, 2006

these laws, all of which are subject to change prospectively and retroactively. Our opinions are based on the facts and the above documents as they exist on the date of this letter, and we assume no obligation to revise or supplement such opinions as to future changes of law or fact. This opinion letter is limited to the matters stated herein and no opinions are to be implied or inferred beyond the matters expressly stated herein.
Based on our examination and inquiry, we are of the opinion that, upon effectiveness of the Registration Statement, and when issued and sold in the manner referred to in the Registration Statement and under the applicable subscription agreement(s), the Membership Units will be legally issued, fully paid and non-assessable under the Limited Liability Company Act of Illinois.
We consent to the discussion in the Registration Statement of this opinion and the reference to our firm and the filing of this opinion as an exhibit to the registration statement.

Sincerely,

/s/ Thomas D. Johnson

Thomas D. Johnson

Exhibit 8.1

Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C	666 Grand Auenue, Suit 2000 Ruan Center, Des Moines, IA 50309

November 7, 2006	direct phone: 515-242-2416
direct fax: 515-323-8516
email: carey@brownwinick.com
Board of Directors
One Earth Energy, LLC
1306 West 8th Street
Gibson City, IL 60936
Re: 2006 Registration Statement on Form SB-2; Tax Matters
Dear Directors:
As counsel for One Earth Energy, LLC, (the “Company”), we furnish the following opinion in connection with the proposed issuance by the Company of up to 12,020 of its membership interests (the “Units”).
We have acted as legal counsel to the Company in connection with its offering of the Units. As such, we have participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Form SB-2 Registration Statement dated November 7, 2006 (the “Registration Statement”).
You have requested our opinion as to matters of federal tax law that are described in the Registration Statement. We are assuming that the offering will be consummated and that the operations of the Company will be conducted in a manner consistent with that described in the Federal Income Tax Consequences section of the Registration Statement and adopted herein. We have examined the Registration Statement and such other documents as we have deemed necessary to render our opinion expressed below.
Based on the foregoing, all statements as to matters of law and legal conclusions contained in the Registration Statement under the heading “Federal Income Tax Consequences” are our opinion. That section of the Registration Statement is a general description of the principal federal income tax consequences that are expected to arise from the ownership and disposition of Units, insofar as it relates to matters of law and legal conclusions. That section also addresses all material federal income tax consequences to prospective Unit holders of the ownership and disposition of Units. No information regarding state and local taxes is provided in this section
Our opinion extends only to matters of law and does not extend to matters of fact. With limited exceptions, the discussion relates only to individual citizens and residents of the United States and has limited applicability to corporations, trusts, estates or nonresident aliens. The opinion expressed herein shall be effective as of the date of effectiveness of the Company’s Registration Statement. The opinion set forth herein is based upon existing law and

A Firm Commitment to Business TM	515-242-2400 phone	515-283-0231 fax	www.brownwinick.com

November 7, 2006

regulations, all of which are subject to change prospectively and retroactively. We assume no obligation to revise or supplement such opinions as to future changes of law or fact.
An opinion of legal counsel represents an expression of legal counsel’s professional judgment regarding the subject matter of the opinion. It is neither a guarantee of the indicated result nor is it an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service. This opinion is in no way binding on the Internal Revenue Service or on any court of law.
We consent to the discussion in the Registration Statement of this opinion, the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement.

Yours truly,

/s/ Paul E. Carey

Paul E. Carey